Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE – MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178 Holly Moltane, Director of External Financial Reporting, (248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES RECEIPT OF ADVANCE COMMITMENTS OF $85 MILLION TO
FINANCE ITS MERGER WITH PROCENTURY
SOUTHFIELD, MICHIGAN
June 27, 2008
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that, to date, it has received financing commitments totaling $85 million to its proposed $100 million senior credit facilities (the “Credit Facilities”), which are being arranged by Banc of America Securities LLC. These commitments, which are from Bank of America, N.A, J.P. Morgan Chase Bank, N.A., and KeyBank N.A., were received in advance of the launch of the general syndication of the Credit Facilities and are subject to the preparation, execution, and delivery of a mutually acceptable credit agreement associated with the Credit Facilities. The launch of the general syndication of the Credit Facilities occurred on Monday, June 23rd, and commitments for the balance of the Credit Facilities are expected to be received from additional lenders in mid-July.
The proposed Credit Facilities include a $65 million term loan facility, which is expected to be fully funded at closing and a $35 million revolving credit facility, which is expected to be partially funded at closing. As previously disclosed within the joint proxy statement-prospectus dated May 27, 2008, the Company intends to utilize approximately $77 million in proceeds from the Credit Facilities, along with available cash, to finance the cash portion of the merger with ProCentury Corporation. This calculation is based on the pro forma information provided for in the joint proxy statement-prospectus, dated May 27, 2008. The undrawn portion of the revolving credit facility is intended to be available post-closing to finance working capital and general corporate purposes of the Company. The merger is anticipated to close sometime during the third quarter.
Meadowbrook’s President and Chief Executive Officer, Robert S. Cubbin, stated: “We appreciate the commitments we have received to date and are confident we will receive commitments for the remaining $15 million within the expected timeframe. We are pleased with how Banc of America Securities has been managing the process and look forward to finalizing the credit facility within the next several weeks and closing on the merger transaction as soon as all necessary shareholder and regulatory approvals are obtained.”
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Meadowbrook intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Meadowbrook, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Meadowbrook’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Meadowbrook and its respective subsidiaries include, but are not limited to: the risk that the businesses of Meadowbrook in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships

PRESS RELEASE	PAGE 2

and business operations may be disrupted by the merger; the ability to obtain required governmental and stockholder approvals, and the ability to complete the merger on the expected timeframe. Other factors that could cause Meadowbrook’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in its most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Meadowbrook does not undertake any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Meadowbrook and ProCentury have filed the Proxy Statement and other relevant documents with the SEC. Shareholders are urged to read the Proxy Statement regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information. Investors will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (http://www.sec.gov). Investors will also be able to obtain these documents, free of charge, by accessing Meadowbrook’s website (http://www.meadowbrook.com), or by accessing ProCentury’s website (http://www.procentury.com).
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Meadowbrook and/or ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2008 annual meeting of shareholders, as filed with the SEC on March 26, 2008. Information about the directors and executive officers of ProCentury is set forth in ProCentury’s annual report on Form 10-K, as filed with the SEC on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger. Investors may obtain free copies of these documents as described above.